TRUSTEE'S BILL OF SALE

THIS TRUSTEE'S BILL OF SALE, made this 25th day of August 2009, is between **M. Stephen Peters, as the Chapter 11 Trustee for the debtor, Tire Recycling, Inc.** ("Debtor"), in Case No. 07-17691 in the United States Bankruptcy Court for the District of Colorado, whose address is 5310 Ward Road, Suite G7, Arvada, Colorado 80002, **Grantor**, and **Magnum D'Or Resources, Inc.**, a Nevada corporation, whose legal address is 1326 SE 17th Street, Suite 513, Ft. Lauderdale, Florida 33316, **Grantee**.

THIS TRUSTEE'S BILL OF SALE is made pursuant to an Asset Purchase Agreement between Grantor and Grantee dated June 12, 2009, as amended by that certain Letter of Clarification dated July 20, 2009 ("Purchase Agreement"), and pursuant to the Bankruptcy Court's Findings of Fact, Conclusions of Law, and Order Authorizing and Approving the Trustee's Motion to Sell Hudson Landfill and Related Assets Free and Clear of Liens, Claims and Interests Pursuant to 11 U.S.C. § 363 (b) and (f) and Authorizing the Assumption and Assignment of Other Agreements in Connection Therewith Pursuant to 11 U.S.C. § 365 (a) and (f) (the "Sale Order"). The Sale Order was entered and docketed in the Bankruptcy Case of Debtor's Affiliate, Renewable Resources, Inc., Case No. 07-17680 SBB, with which Debtor's Bankruptcy Case is jointly administered. All capitalized terms not defined herein shall have the meanings given to them in the Purchase Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, and intending to be legally bound hereby, Grantor has bargained, sold, conveyed, transferred and assigned and by these presents does hereby bargain, sell, convey, transfer and assign to Grantee, its successors and assigns, forever, all Grantor's and Debtor's right, title, and interest in and to the following assets, properties, rights, privileges and claims, whether real, personal or mixed, tangible or intangible, absolute or contingent, and wherever located (other than the **Excluded Assets** (as hereinafter defined)), (such assets being conveyed are collectively referred to herein as the **Acquired Assets**):

(a) all Inventory, supplies, and raw materials;

(b) all equipment, machinery, vehicles, trailers, furniture, fixtures, computer equipment, spare parts, and tools;

(c) all goodwill and other intangible assets associated with the Business;

(d) to the extent assignable, all permits (including all Approvals, authorizations, licenses, orders, registrations, certificates, variances, exemptions and other similar permits or rights), obtained from any Governmental Body and all pending applications therefor;

(e) any rights under or pursuant to all warranties, representations and guarantees including those made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to the extent affecting any Acquired Assets, other than any warranties, representations and guarantees to the extent pertaining to any Excluded Assets;

(f) all rights or causes of action arising out of occurrences that take place after the Closing, and related to the Acquired Assets, and all rights to insurance and condemnation

proceeds relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs after June 12, 2009, and on or prior to the date hereof; and

(g) all books, records, ledgers, files, documents (including originally executed copies of written contracts), customer and supplier lists, correspondence, memoranda, forms, lists, documents relating to any intellectual property, advertising and promotional materials, studies, reports, sales and purchase correspondence, photographs, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, in each case, whether in hard copy or magnetic format and in each instance, subject to Seller's rights of access and copying after Closing pursuant to Section 9.4 of the Purchase Agreement.

Grantor's conveyance of the Acquired Assets to Grantor is made free and clear of all Liens and Claims as provided in the Sale Order and all Liabilities, Claims and Interests other than Permitted Liens and Assumed Liabilities as provided in the Purchase Agreement.

The following assets are **Excluded Assets** and are not being transferred pursuant to this Bill of Sale:

(1) all cash and cash equivalents on hand on the Closing Date;

(2) all bank accounts, deposit accounts, lockbox accounts, securities accounts and other accounts;

(3) all accounts, Accounts Receivable (including Accounts Receivable from Debtor's affiliates), rights to payment, promissory notes, documents and instruments;

(4) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use, other than such assets under Assigned Leases or Assigned Contracts;

(5) all reclamation bonds or financial assurances posted by Debtor or Grantor for the benefit of governmental authorities;

(6) except as provided under paragraph (f) above, all rights and claims under all insurance policies or pursuant to applicable law or order of the Bankruptcy Court and Grantor's rights to the proceeds thereof;

(7) all Avoidance Actions;

(8) (i) all books and records related to the Excluded Assets and Non-Assumed Liabilities, and (ii) records relating to the Bankruptcy Case;

(9) all trust funds and contracts relating to any employee benefit plans;

(10) all tax claims, tax refunds, and tax attributes;

(11) all legal rights and causes of action, and all defenses, rights of setoff, rights of recoupment, rights of contribution, and equitable rights and remedies arising out of occurrences that take place on or prior to the date hereof; and

(12) the Purchase Price being delivered by Grantee pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, Grantor and Grantee have caused this Bill of Sale to be executed and delivered this 25th day of August 2009.

GRANTOR:

M. Stephen Peters, Chapter 11 Trustee for In re: Tire Recycling, Inc., Case No. 07-17691 SBB, being jointly administered under Case No. 07-17680 SBB, in the United States Bankruptcy Court for the District of Colorado

GRANTEE:

MAGNUM D'OR RESOURCES, INC.
By: Joseph Glusic, President

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